Exhibit (p)(2)

GLENMEDE INVESTMENT MANAGEMENT, LP CODE OF ETHICS

Glenmede Investment Management, LP (“GIM” or “the Adviser”) is an investment adviser registered with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Investment Advisers Act of 1940 (“Advisers Act”). GIM acts as the investment manager to certain investment funds (the “Glenmede Funds”) which are registered under the Investment Company Act of 1940 (the “Company Act”), as well as to other types of clients, including institutional and high net worth clients. Section 204A of the Advisers Act requires GIM to develop and enforce procedures designed to prevent the misuse of material nonpublic information by it as an Adviser, and by any persons associated with it. GIM must also comply with SEC Rule 204A-1, promulgated under the Advisers Act, which requires GIM to adopt a Code of Ethics to articulate its standards of business conduct as a fiduciary, to require its personnel to comply with applicable securities laws, and to impose reporting and review of personal securities transactions by Adviser personnel. Similarly, Section 17(j) of the Company Act and Rule 17j-1 thereunder require personnel associated with an Adviser of registered investment companies to adopt a Code of Ethics to prevent conduct prohibited by section (b) of that Rule.

Accordingly, the adoption of this Code is an important component of GIM’s compliance program. It does not address, however, all of GIM’s obligations under the Advisers Act. Additional compliance requirements are found in the firm’s Compliance Manual and the Exhibits thereto, as they may be amended from time to time. Of course, no set of procedures is exhaustive. All employees subject to the Code therefore need to follow the spirit and letter of this Code as well as the policies in the Compliance Manual. Any questions regarding the matters addressed in this Code should be directed to the Chief Compliance Officer.

A. General Code of Ethical Conduct

GIM’s commitment to ethical conduct is at the heart of our existence. We endeavor to achieve the highest ethical standards in both our corporate as well as our individual actions. Consequently, we have stated our commitment as an organization as well as established the standard for our officers and employees (“Employees”).

1.	Corporate Policy

GIM is committed to the ethical treatment of all its stakeholders.

To our Officers and Employees we are committed to honesty, just management and fairness, to providing a safe and healthy work environment and respect for the dignity due everyone.

To our Clients we are committed to providing reliable and appropriate services, delivered competently, on time and for fair compensation.

To our Shareholders we are committed to sound and sustained growth and to prudent use of our assets and resources.

2. Employee Policy

GIM has an overarching fiduciary duty to its clients. To be a fiduciary means to be trusted with the confidence of, and therefore act on behalf of, another. Employees have an obligation to uphold this fundamental duty by:

•	Always placing the interests of clients above personal or firm interests;

•	Conducting all personal securities transactions in a manner consistent with the procedures set forth in this Code of Ethics;

•	Avoiding any abuse of any position of trust and responsibility;

•	Maintaining the confidentiality of the portfolio holdings and information pertaining to clients;

•	Assuring independence in the investment decision-making process;

•	Complying with the letter and spirit of applicable laws;

•	Speaking up without fear of retribution to report concerns in the work place, including violations of law, regulation and company policy and to seek clarification and guidance whenever there is doubt;

•	Generally acting in a manner which underscores the firm’s commitment to honesty, integrity and professionalism.

All personnel should adhere to these general principles as well as to the specific restrictions and requirements contained in this Code.

B. Personal Trading Guidelines

1.	Background

All personnel may trade securities only in accordance with these Guidelines.

2.	Definitions

Access Person: All permanent employees, partners, officers and directors of GIM, and certain personnel of GIM’s parent company, the Glenmede Trust Company, N.A. (“GTC”). Temporary employees or consultants of GIM and GTC will be added based on an evaluation by the Compliance Department of their job functions and information access no later than the first day of employment. A current list of GIM personnel subject to this Code is attached hereto as Exhibit 1.

Beneficial Ownership: means the right to enjoy economic benefits substantially equivalent to ownership of a security regardless of who is the registered owner. This includes:

•	Securities which a person holds for his or her own benefit either in bearer form, registered in his/her or name or otherwise, regardless of whether the securities are owned individually or jointly;

•	Securities held in the name of an immediate family member of a person living in the same household or in the name of any person that receives primary financial support or whose financial affairs are controlled by another person;

•	Securities owned by a general partnership of which a person is a member or a limited partnership of which such person is a general partner; and

•	Securities held by a corporation which can be regarded as a personal holding company of a person.

Security - Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security” (including certain exchange traded funds issued by closed-ended investment companies, such as SPDRs), or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. “Security” shall not include shares of registered open-end investment companies, securities issued by the Government of the United States or by federal agencies which are direct obligations of the United States, bankers’ acceptances, bank certificates of deposit, any ETF’s other than those purchased by the Glenmede Secured Options Fund or the Glenmede International Secured Options Fund, currently the Vanguard S&P 500 (VOO) or S&P 500 Depository Receipt (SPY) and commercial paper.

Related Security – Any two or more Securities are Related Securities if (a) they are part of the same class or series of Securities, (b) one of them represents or includes an option to acquire or to sell Securities of the same class or series as the other, (c) one of them is convertible into or exchangeable for Securities of the same class or series as the other, (d) they are equity Securities of the same issuer with the same or substantially the same economic rights (as with voting and nonvoting common stock), and (e) they otherwise trade in public markets in a coordinated manner under the circumstances in effect at the time at which a trade in one of them is being pre-cleared (as with common stock of two companies that have agreed to a stock-for-stock merger at a fixed ratio). Any questions about whether two Securities are Related Securities should be brought to the attention of the Compliance Officer before obtaining pre-clearance for any trade of either of them.

Trading Desk — GIM department that conducts the firm’s trading operations.

3.	Personal Trading Restrictions

a.	Pre-clearance

No Access Person shall purchase or sell, directly or indirectly, any Security as defined above in which he/she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and without pre-clearing that trade. The prohibitions of this section shall not apply to the following (“Exempted Trades”):

•	Purchases or sales effected in any account over which the Access Person, has no direct or indirect influence or control (i.e., a managed or discretionary account);

•	Purchases or sales which are not initiated on the part of the Access Person (for example, sales made pursuant to a margin call);

•	Purchases which are part of an automatic dividend reinvestment or other plan established prior to the time the security involved came within the purview of this Code; and

•	Purchases effected upon the exercise of rights issued by an issuer, pro rata, to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

Pre-clearance is accomplished by filling out a Form which is routed to the Trading Desk. The Trading Desk will approve the transaction if there is no pending buy or sell order, or it anticipates no activity in that Security that day, and otherwise in accordance with any policies or restrictions which may be in effect from time to time. If an Employee uses an alternative method (other than a firm-provided method) to obtain approval of a trade, a copy of the request and approval must be forwarded to the Compliance Department by the Employee, along with an explanation of why the alternative method was used. In special situations, the Trading Desk may seek advice from the Compliance Department or Corporate Counsel as to whether approval may be issued. In such a case, an Employee may be permitted to trade only under certain specified conditions or be denied altogether. The firm has no obligation to permit any trade.

Once pre-cleared, a trade must be sent for execution within 1 business day.

Employees should avoid using limit orders unless directed to do so by Compliance. If a limit order is pre-cleared, it must be submitted to the brokerage firm within 1 business day and neither cancelled nor amended prior to execution. Proof of the foregoing will be required by Compliance with respect to any limit order which is not executed within 1 day.

Where an Employee claims an exempted trade, the Employee must provide evidence satisfactory to the Compliance Department of the basis of the exemption.

b.	Blackout Periods

GIM prohibits any Access Person from pre-clearing and trading a Security when

i.	A Glenmede Fund has executed a trade in that Security during that day or has a pending transaction in the same Security or a Related Security;

ii.	A Fund the Employee manages has traded the same Security or a Related Security within the last business day or will trade the same Security or a Related Security within the next business days (in each case, exclusive of trade date);

iii.	If GIM determines that it has material non-public information pertaining to a Security, it may on an ad hoc basis restrict trading in such Security by both the firm and its Employees for such times as may be appropriate under the circumstances.

c.	Initial Public Offerings (IPO)

Many Access Persons would qualify as “Restricted Persons” under FINRA Rule 2790, which governs to whom broker-dealers are permitted to sell IPO shares. Accordingly, GIM generally prohibits Access Persons from acquiring Securities in an IPO. An Access Person wishing to participate in an IPO can seek a waiver of the prohibition by making a request in writing to the Chief Investment Officer (“CIO”) and forwarding any approval thereof to the Compliance Department.

d.	Private Placements (Limited Offerings)

No Access Persons are permitted to acquire securities in a private placement without the prior written approval of the CIO. A request to engage in a Private Placement shall be made on whatever form shall be dictated from time to time by the CCO. Sales must be approved by the CIO (in the event the securities are not freely tradeable), but otherwise such sales will be subject to the normal pre-clearance process.

In considering whether to approve a request to invest in a private placement, the CIO shall take into account, among other things:

•	Whether the investment opportunity should be reserved for clients;

•	Whether the opportunity is being offered to Investment Personnel by virtue of their position with GIM; and

•	Whether the investment opportunity presents conflicts of interest for GIM or its affiliates.

Should an Access Person be authorized to acquire securities in a private placement, the Access Person shall disclose that interest to the Director of Equity Management immediately after acquisition. An email notice with the name of the issue and general description of the transaction will suffice as disclosure. The Director of Equity Management shall take such ownership into consideration if the firm later chooses to invest in that issuer on behalf of itself or its clients. The Access Person so invested shall not be permitted to make the decision to buy or sell the securities of such issuer for the firm or any clients thereof, but rather, shall seek approval of any transaction in that issuer from the Director of Equity Management.

e.	Short-Term and Frequent Trading

In general, GIM dissuades its employees from engaging in short-term or frequent trading, as it raises issues with respect to potential conflicts and may detract from an employee’s dedicating adequate time to his or her job. Accordingly, an Access Person whose trades a significant amount (i.e., more than 15 trades in any calendar quarter) will receive a memorandum from the Compliance Department seeking an explanation for the level of trades. The Compliance Department will evaluate such explanation in light of all applicable additional background, including analyzing whether the trades are regularly made in securities in which the firm is active, whether the trades are in any manner suspicious (i.e. around public announcements) and the holding period of the securities, which as a general matter should be at least 30 days. As the result of such review, the CCO may issue a violations memorandum to such employee. A violations memorandum will be reported to the Risk Management Committee, and the employee will be invited to attend the meeting at which the matter is reported.

Repeated violation of the 30 day holding guideline in and of itself will result in a violations memorandum and sanctions as discussed in the Reporting and Enforcement section below.

4.	Market Timing/Personal Trading in the Glenmede Mutual Funds

Employees are prohibited from conducting the purchase and sale, or sale and repurchase of the same Fund, including within The Glenmede 401(k) Plan, within 30 calendar days. For purposes of this policy, automatic investment of monthly employee contributions and employer matching contributions are not considered.

Trades will be monitored by the Compliance Department. The employee will be notified if a violation occurs. Violations may be cause for disciplinary action including but not limited to forced redemptions from the fund.

In special situations, the Chief Investment Officer (CIO) has the authority to approve short-term trades. If a short term trade is approved, a copy of the written approval and justification must be forwarded to Compliance.

5.	Reporting and Enforcement

a.	General.

i.	Access Persons are required to assure that a copy of all confirmations and monthly statements are being sent to the Compliance Department in whatever form the Compliance Department may dictate from time to time.

ii.	At a minimum, Access Persons pursuant to this Code will be required to provide an Initial Holdings Report, Quarterly Transaction Reports, and an Annual Holdings Report on forms used by the Compliance Department for that purpose. All such forms will seek to obtain at a minimum the information required by the Advisers’ Act and the Company Act and the rules promulgated thereunder as such may be amended from time to time.

iii.	The Compliance Department will no less than monthly reconcile statements and confirms to pre-approved trades, and review for compliance with other policies set forth herein. Failure to obtain any required approval prior to trading, or engaging in any other trading practice prohibited by this Code, may result in such disciplinary warnings or actions as the Chief Compliance Officer in conjunction with senior management may deem advisable, including but not limited to requiring an Employee to reverse of a trade and disgorge all profits, up to and including suspensions or firing for repeated or material violations.

The Chief Compliance Officer will investigate apparent violations and inform Access Persons of any required corrective action in a memorandum. If the violation is deemed material (that is, it results in harm to a client, involves a significant amount of money or a large number of trades, or is part of a pattern of such violations by the Access Person), the memorandum will be included in the Chief Compliance Officer’s report to the Risk Management Committee of the Glenmede Trust Company and also to the Glenmede Mutual Funds Board of Directors/Trustees, if applicable. The Access Person will be given the opportunity to attend the meeting when such report is considered.

b.	Disgorgement

If disgorgement of profits is the suggested sanction for curing a trade violation, amounts shall be calculated and paid as follows:

For purposes of calculating the amount of profits to be remitted, trading costs can be netted against the realized profit. Access Persons are required to remit the disgorged profits to GIM within five business days of the reversing transaction (calculating their personal capital gain resulting from the reversal, and retaining the amount to pay the tax due on the gain.). A net payment in the form of a cashier’s check made payable to a charity of their choice (one holding an appropriate IRS determination letter), should be given to the Chief Compliance Officer for mailing. Should a particular client, however, including the Glenmede Funds, incur a loss as a result of the personal trade, then full disgorgement regardless of taxes due must be made to the client.

c.	Waivers/Appeals

Waivers. Notwithstanding provisions in this Code of Ethics to the contrary, an Access Person may request a waiver from the CIO or his designate for approval to conduct a trade that would otherwise be a violation of this Code of Ethics. Waiver determinations will be made with due regard for GIM’s status as a fiduciary.

Appeals. Access Persons may formally appeal a violation determination to the CIO. The CIO will consult with the Chief Compliance Officer and/or other persons as may be necessary.

6.	Confidentiality

All Employees’ personal trading information will be maintained by the Compliance Department in the strictest confidentiality. The Compliance Officer will not divulge the information to any person other than a regulator pursuant to a proper request, to management in the course of enforcing the Code, or to outside counsel or auditors with a duty to maintain confidentiality.

7.	Review by the Fund’s Board of Directors

The Chief Compliance Officer will prepare a quarterly report to the Board of Directors/Trustees of the Funds concerning:

i.	A summary of existing procedures concerning personal investing;

ii.	Highlights of any changes in procedures from year to year;

iii.	Identification of any material violations requiring remedial action and the sanctions or other remedial actions imposed in response thereto;

iv.	Any waivers granted and the rationale for such waiver;

v.	Any issues arising under the Code of Ethics or personal investing procedures since the previous annual report;

vi.	Any written plan adopted with respect to a potential Securities holding conflict of interest;

vii.	Identification of recommendations for change in existing restrictions or procedures;

viii.	Certification that the procedures which have been adopted are reasonably necessary to prevent Access Persons from violating these Code of Ethics and Rule 17j-1.

2.	Pursuant to Rule 17j-1 of the Investment Company Act, no less than annually, the mutual funds Board of Directors will be given the opportunity to review GIM’s Code of Ethics together with a report detailing issues arising under the Code of Ethics since the last report and a certification by the Chief Compliance Officer regarding the applicability of procedures adopted to prevent violations of the Code of Ethics.

C. Other Conflicts of Interest

1. Introduction

GIM’s goal is to identify and manage any conflicts of interest consistent with the fiduciary duties owed to clients. A conflict of interest is generally deemed to occur when an Employee (or the firm) engages in behavior which may:

•	Influence the Employee’s judgment when acting on behalf of GIM;

•	Put the interests of GIM or the Employee before that of the client;

•	Affirmatively harm client interests;

•	Negatively affect the way GIM or the Employee performs duties, or

•	Harm GIM’s reputation.

Care should be taken to address any conflicts or potential conflicts pursuant to applicable GIM policies or procedures.

2. Self Dealing

To avoid conflicts of interest, Employees are restricted from engaging in any conduct which benefits themselves at the expense of Clients or the Firm; including but not limited to:

a.	Trading in any security or securities; or engaging in any pattern of behavior with respect to personal trading which would result in Employees benefitting themselves at Client or firm expense, including by depriving them of the Employee’s honest and concerted services.

b.	Directly or indirectly, buying for their own account or benefit assets from or selling assets to GIM or any account for which GIM or GTC acts as a fiduciary. (This does not prohibit GIM or its employees from selling a security in the open market on behalf of one client and purchasing it for another.)

c.	Representing GIM in any transactions requiring judgment or discretion with a person or organization in which the Employee has a financial or material interest. For example, negotiating a contract with a service provider which employs a close family member, or concealing an ownership interest in a vendor or counterparty with whom the Employee is dealing.

d.	Taking kickbacks in any form, including lavish entertainment, cash, or any other item of value, in return for doing business with GIM.

3. Outside Activities

a.	General

Although GIM applauds volunteer work, political involvement and charitable undertakings, Employees are expected to avoid any outside interest or activity that will interfere with their duties or negatively affect the reputation of GIM or GTC (collectively, “Glenmede”). Accordingly, an Employee’s outside interests or activities

•	should not require significant time or attention during working hours;

•	should not involve any significant use of Glenmede’s equipment, facilities, or supplies;

•	should not imply Glenmede’s sponsorship or support (for example, through the use of Glenmede’s stationery for personal purposes); and

•	should not adversely affect the reputation of Glenmede.

b.	Appointments and Outside Employment

Employees must annually disclose their outside employment and business activities as part of the Conflict of Interest Questionnaire. GIM must approve certain outside business activities as set forth below:

(i)	Fiduciary Appointments

A fiduciary appointment is an appointment as an administrator, executor, guardian, trustee or agent. An Employee may not accept a fiduciary appointment except with the written approval of the CEO and in the types of circumstances discussed below:

A small relationship (below the firm’s minimum) and or service to a family member, so long the Employee represents in writing that services are being provided personally and not as agent for GIM or GTC;

Such other situations as the CEO may, upon consideration of the applicable circumstances, approve in writing.

(ii)	Officer or Directorships

An Employee may serve as a director or officer of purely social, civic, religious or charitable institutions with the prior approval of the CEO. GIM will not ordinarily permit directorships of any outside commercial or investment-related entities. Requests for approval directed to the CEO should include the name of the entity and a short description of its mission, the length of the anticipated term and any relationship that entity may have to GIM or its affiliates.

c.	Speaking Engagements

Where the Employee is representing GIM or GTC, he or she must comply with all policies and procedures of GIM pertaining to such event. No Employee may, directly or indirectly, accept cash honoraria for public speaking or writing services on behalf of GIM or its affiliates. If a cash honorarium is tendered, an Employee may request that it be donated to a charity of their choice and provide the Chief Compliance Officer with proof of that request. Employees may accept non-cash honoraria (plaques, pens, etc.) with a good faith estimated value of less than $100. Employees may also accept reimbursement of reasonable related expenses (e.g., coach airfare, parking costs, meals, etc.)

d.	Political Activities

An Employee may not act as a representative of GIM in any political activity unless specifically authorized to do so by the CEO. All political contributions must be reported to the Compliance Department prior to being made in accordance with the Pay to Play Policy. (See Appendix I to the Compliance Manual).

An Employee’s service as an elected official may have repercussions for GIM’s ability to service certain clients. Accordingly, Employees must inform the Compliance Department of any intention they, or a close family member, may have of running for any state or local political office, even if it is anticipated to be a part-time or no-compensation position, before any petition or similar filing is made on behalf of the Employee as a candidate.

D. Gifts and Business Entertainment

1. Introduction.

Lavish gifts or excessive business entertainment can appear to compromise the integrity and honesty of GIM personnel. On the other hand, business colleagues often wish to provide small gifts to others as a way of demonstrating appreciation or interest or to provide customary entertainment such as dinners, tickets to sporting events and the like. GIM has attempted to balance these considerations in this policy.

Every person subject to this Code must avoid gifts or entertainment that would compromise GIM’s standing or reputation. If any Employee has questions with respect to the propriety or value of a gift or business entertainment, he or she should consult the Compliance Officer immediately.

2. Limits.

a.	Individual Gifts.

No Employee shall accept a gift or other thing of more than de minimis value (approximately $100) from any a) client or b) other person or entity that does business with or is soliciting business from, or is likely to solicit business from GIM or its affiliates from any given donor in any given calendar year. Acceptance of cash or cash equivalents (e.g. gift cards, checks, wire transfers, bequests, etc.) is strictly prohibited. Gifts which may typically be accepted therefore include promotional items with nominal value such as mugs or pens, or other items such as tote bags, appropriately valued bottles of wine, etc. Gifts exceeding $100 per person must be reported to the Compliance Department and may be required to be returned. Where a series of gifts would exceed $100 per person per year from the same donor, the CCO will investigate and determine whether any particular gift should be returned.

Gifts based on close personal relationships, such as family or close friends, do not generally need to be reported no matter the value. But in such a case if the donor is a) not an immediate family member, and b) is currently employed at an entity which does business (or is seeking to do business) with Glenmede, the Employee should report the gift with a sufficient description of the relationship to allow the Compliance Department to ascertain whether further information is required. (For example, “$300 wedding present from groomsmen employed at JP Morgan”).

Solicitation of gifts is strictly prohibited.

b.	Group Gifts.

Gifts to an entire department (for example, holiday baskets directed to trading, analysts, etc.) are acceptable so long as the approximate value per person remains under $100. All such gifts must be reported to the Compliance Department in accordance with the instructions below.

c.	Reasonable Business Entertainment.

Employees may accept customary business entertainment (meals, tickets to sporting or other social or cultural events) even if the amount of entertainment might in absolute dollars exceed $100 per person, so long as the giver will be present at the entertainment and so long as the entertainment is appropriate (e.g., does not involve extensive travel, gambling, “gentlemen’s clubs” or the like.) If the donor does not attend the event, the business entertainment becomes a gift and is subject to the gift limitations. For example, if a donor fails to attend a sporting event, the Employee should report the ticket as a gift. If the face value of the ticket exceeds $100, the donor will be reimbursed the difference.

Received business entertainment, like gifts, must be reported to the Compliance Department as set forth below.

d.	Educational Events/Conferences/Marketing Trips.

Conferences and Marketing Trips are expected normal business functions. They can, however, be a source of confusion where a vendor or prospective vendor seeks to reimburse GIM or the Employee for expenses, or provides lavish entertainment, hotel stays, and the like.

Accordingly, GIM personnel attending a conference or marketing trip should discuss the terms of such reimbursements with the Compliance Department prior to confirming attendance.

e.	Giving Gifts or Providing Business Entertainment.

Standards for giving gifts and providing business entertainment are identical to those governing acceptance of gifts and business entertainment. That is, gifts should be restricted to items worth $100 or less, and all business entertainment should be customary and reasonable. On the whole, good taste and judgment must be exercised in both the receipt and giving of gifts.

3. Reporting.

Gifts and business entertainment must be reported in order to help GIM comply with various disclosure requirements imposed by law (in particular, by the Department of Labor pertaining to ERISA accounts).

a.	Gifts General. All gifts given or received which are of more than nominal ($10) value and which are covered by this Code must be reported on a no less than quarterly basis as part of the Quarterly Transaction Report or such other form or manner as the Compliance Department may require from time to time. That report should identify the donor, a basic description of the gift and a good faith estimate of the value of the gift. This includes any item which would have been business entertainment (such as tickets to sporting events) where the donor did not attend.

b.	If gift exceeds $100. Gifts which are reasonably estimated to exceed the $100 limitation (for example, “bottle of Cristal”, “Hermes scarf”) must be reported upon receipt or prior to giving to the Compliance Department. This includes group gifts. The report must identify the Donor, the gift, the persons to whom the gift was directed (e.g. fixed income trade desk, equity trade desk, or specific person’s name), and an approximate value. This report should be made within 3 business days of receipt or giving of the gift, and before it is used. The Chief Compliance Officer may require a gift to be returned (if received) or refuse to permit to be given if it is deemed excessive. The Compliance Department shall maintain a log showing all such reports and their disposition (i.e., permitted, required to return, etc.).

c.	Business Entertainment Log. Each person who is the recipient of business entertainment from a vendor, potential vendor or counterparty, or who provides business entertainment to a client, consultant, or potential client or counterparty, shall maintain a log of such activity showing the date, donor and nature of the entertainment in whatever form may be required by the Compliance Department. A calendar entry shall be sufficient for this purpose (e.g. “Bank of America brokers’ dinner at The Prime Rib 7:00 PM.”). Copies of all such reports shall be provided to the Compliance Department quarterly or as otherwise requested. Reimbursements may be required by employees to the donor in the event any entertainment is deemed excessive.

d.	Reconciliation. The Compliance Department may from time to time seek to reconcile reports of entertainment or gifts with donors or recipients in order to assure these policies and procedures are being followed.

e.	Required Disclosures. At least annually, the Chief Compliance Officer will review the gift reports and business entertainment logs to determine whether changes need to be made to the disclosures provided to ERISA clients pursuant to Section 408(b)(2) thereof; or to any other clients as may be required by law or contract.

E. Whistleblower Program

GIM and GTC (collectively, “Glenmede”) are committed to the lawful and ethical behavior of their directors, officers, employees and consultants. Towards this end Glenmede has implemented a Whistleblower Program to facilitate the reporting of good faith concerns about the legality or honesty of the plans or actions of Glenmede and its affiliates, directors, officers, and employees.

Reporting

Any employee can report a good faith concern regarding the legality or honesty of an action or inaction, proposed action or inaction by calling Glenmede’s Ethics Hotline at (877) 516- 3481.

The Glenmede Ethics Hotline connects to a call center that is staffed by an independent company, The Network, whose staff is trained to provide an anonymous interview where any concern can be reported. The Glenmede Ethics Hotline will produce an incident report that will contain all material information. The incident report will be provided to Glenmede’s Corporate Counsel and Glenmede’s CEO. Corporate Counsel will be responsible for investigating and resolving the incident. The President will act as a control, to prevent any incident from being ignored. Further, the Glenmede Ethics Hotline will provide quarterly summary reports directly to Glenmede’s Audit Committee of the Board of Directors which will have oversight concerning the response/resolution of incidents.

What to Report

Some examples of areas where a good faith concern could require reporting:

Accounting/Audit Irregularities

Release of Proprietary Information

Conflicts of Interest

Retaliation of Whistleblowers

Discrimination

Safety Issues

Fraud

Sexual Harassment

Improper Loans to Executives

Substance Abuse

Insider Trading

Theft of Cash/Goods/Services/Time

Kickbacks/Improper Gifts

Workplace Violence/Threats

Investigation/Resolution

Glenmede will make a good faith effort to investigate each and every reported incident. Resolution will be implemented, documented and communicated to the Audit Committee of the Board of Directors. Confidentiality will be a major concern of any investigation and Glenmede will attempt to act as discreetly as reasonably possible under the circumstances.

Retaliation

It is Glenmede’s policy not to discriminate in any manner or otherwise retaliate against any director, officer, employee, client, consultant or shareholder because of his or her reporting in good faith what he or she reasonably believes to be a wrongdoing, violation of law or policy or other unethical, or illegal conduct or because he or she assists in an investigation of such alleged conduct. Glenmede will impose disciplinary measures, up to and including termination, against anyone who threatens, discriminates or otherwise retaliates against someone making, investigating or assisting in such a good faith report.